ANNEX A

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)	FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)
1 - Name of Corporation – Dénomination sociale de la société Giant Oil & Gas Inc.	2 - Corporation No. -- No de la société 420413-1
3 - The articles of the above-named corporation are amended as follows:	Les status de la société mentionnée ci-dessus sont modifiés de la facon suivante:
1. By deletion of Schedule “B” and Items 1 and 2 of Schedule C of the Articles of Incorporation of Giant Oil & Gas Inc. dated April 2, 2004.
Date May 20, 2005	Signature “Robert Coale”	4 – Capacity of – En qualité — En qualité de Director
For Departmental Use Only À l’usage du ministère seulement Filed Déposée	Printed Name – Nom en letters moulées Robert Coale